UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 13, 2012

VISA INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-33977	26-0267673
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

P.O. Box 8999 San Francisco, California		94128-8999
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (415) 932-2100

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure.

In anticipation of investor discussions around payments volume, cross border volume and processed transactions growth at the Credit Suisse Annual Global Services Conference, Visa is providing selected data for February 2012.

For the month of February 2012, U.S. aggregate payments volume growth was positive 10% versus the prior year period. Further broken down, U.S. credit payments volume growth was positive 15% and debit payments volume growth was positive 7%. February cross border volume growth on a constant dollar basis was 20% over the prior year period. February processed transactions grew positively 11% globally.

Adjusting for the additional leap day in 2012 to compare the same number of days in the prior year, for the month of February 2012, U.S. aggregate payments volume growth was positive 6%. Further broken down, U.S. credit payments volume growth was positive 11% and debit payments volume growth was positive 4%. On a similar adjusted basis, February cross border volume growth on a constant dollar basis was 16% over the prior year period. February processed transactions grew positively 8% globally.

In February, the state of California granted final approval to proposed changes to the state tax law, which will allow us to begin recording a lower state tax rate beginning in our second fiscal quarter. We will also record a one-time catch-up in the second fiscal quarter to reflect this change retroactive to the beginning of our fiscal year and a non-cash adjustment to revalue our deferred tax liabilities. This change will allow us to report an effective tax rate for the fiscal six months to date more in line with our annual financial guidance, which calls for an adjusted annual rate of 33% to 34%. This adjusted rate excludes the impact of the one-time, non-cash revaluation of our deferred tax liabilities. On a GAAP basis we anticipate recording an effective tax rate for the second fiscal quarter in the high teens.

The information in this Form 8-K shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such filing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VISA INC.
Date: March 13, 2012
	By:	/s/ Byron H. Pollitt
Byron H. Pollitt Chief Financial Officer